Exhibit 23.2




                        Consent of Independent Auditors'





The Board of Directors and Stockholders
Unique Mobility, Inc:


We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-23113, 33-24071, 33-34612, 33-35055, 33-34613, 33-41325,
33-64852, 33-47454, 33-81430 and 33-92288) and in the registration statements on Form S-3 (Nos. 33-61166, 33-63399, 333-01919, 333-13883, 333-44597, 333-23843,
333-50393 and 333-52861) of Unique Mobility, Inc. of our report dated January 15, 1998 relating to the balance sheets of Taiwan UQM Electric Co., Ltd. as of December 31, 1997 and 1996, and the related statements of income, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1997, which report appears in the March 31, 1998 Annual Report on Form 10-K of Unique Mobility, Inc.



                                    Horwath & Company


Taipei, Republic of China
June 25, 1998